Exhibit 3.1

AMENDMENT NO. 1 TO THE
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES G PREFERRED STOCK OF
OXIS INTERNATIONAL, INC.

Pursuant to Section 151 of the Delaware
General Corporation Law

I,  Anthony Cataldo, Chief Executive Officer of Oxis International, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), in accordance with the provisions of Section 151 of such law, DOES HEREBY CERTIFY that at a meeting of the Board of Directors that the following resolutions were adopted:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article FOURTH of the Corporation’s Certificate of Incorporation, as amended, the Certificate of Designation of Preferences, Rights and Limitations of the Series G Preferred Stock of the Corporation be, and hereby is, amended and restated as follows:

1.	Section 2 of the Certificate of Designation is hereby amended and restated as follows:

Section 2. Voting Rights. Except as otherwise provided herein and as otherwise prohibited by law, the Preferred Stock shall have voting rights on an as converted basis multiplied by 100. Without limiting the generality of the foregoing sentence, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, (e) enter into any agreement with respect to the foregoing, (f) voluntarily file for bankruptcy, liquidate the Corporation’s assets or make an assignment for the benefit of the Corporation’s creditors, or (g) materially change the nature of the Corporation’s business.”

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of December 2009.

/s/ Anthony Cataldo______________
Name:  Anthony Cataldo
Title: CEO